                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                         First Chicago NBD Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
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Notes:

                 [LETTERHEAD OF FIRST CHICAGO NBD CORPORATION]

                                                             March 27, 1998

To Our Stockholders:

  We are pleased to invite you to attend the Annual Meeting of Stockholders of First Chicago NBD Corporation, which will be held at 9:30 a.m., Eastern Daylight Time, Friday, May 8, 1998, in the Auditorium located on the Staff Floor of NBD Bank, 611 Woodward Avenue, Detroit, Michigan.

  Matters scheduled for consideration at this Meeting are the election of six Class III directors and ratification of the appointment of Arthur Andersen LLP as independent public accountants for the Corporation for 1998. In addition, one stockholder proposal will be acted upon if properly presented at the Meeting. The Meeting will also provide an opportunity to review with you the business and affairs of the Corporation and its subsidiaries during 1997 and give you a chance to meet your directors.

  Whether you plan to attend or not, please date, sign and return the proxy card in the accompanying envelope. In the alternative, you may vote your shares by telephone or via the Internet. Instructions are included with the proxy card. Your vote is important no matter how many shares you own. If you do attend the Meeting and desire to vote in person, you may do so even though you have previously submitted your proxy.

  We look forward to seeing you at the Meeting.

                                            Sincerely,


                                            Verne G. Istock
                                            Chairman, President and
                                            Chief Executive Officer

                 [LETTERHEAD OF FIRST CHICAGO NBD CORPORATION]

                       NOTICE OF ANNUAL MEETING
                            OF STOCKHOLDERS
                              MAY 8, 1998
To Our Stockholders:

  The Annual Meeting of Stockholders of First Chicago NBD Corporation will be held on Friday, May 8, 1998, at 9:30 a.m., Eastern Daylight Time, in the Auditorium located on the Staff Floor of NBD Bank, 611 Woodward Avenue, Detroit, Michigan, for the purpose of considering and voting upon:

  1. The election of six Class III directors for a term of three years;

  2. The ratification of the appointment of Arthur Andersen LLP as independent public accountants for the Corporation for 1998;

  3. One stockholder proposal, if properly presented at the Meeting, which is described in the accompanying proxy statement; and

  4. Such other business as may properly come before the Meeting or any adjournments thereof.

The record date for determining stockholders entitled to notice of, and to vote at, the Meeting is the close of business March 11, 1998.

                           By order of the Board of Directors,


                                   Sherman I. Goldberg
                                   Secretary

March 27, 1998

          PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED FORM
          OF PROXY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE.

                 [LETTERHEAD OF FIRST CHICAGO NBD CORPORATION]

                                PROXY STATEMENT
                                      FOR
                     ANNUAL MEETING TO BE HELD MAY 8, 1998

  This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors of First Chicago NBD Corporation (the "Corporation") of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") of the Corporation to be held at 9:30 a.m., Eastern Daylight Time, on Friday, May 8, 1998, and at any adjournments thereof.

  The Board of Directors has fixed the close of business on March 11, 1998, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting. On the record date, the Corporation had outstanding and entitled to vote 286,832,429 shares of Common Stock (exclusive of 32,676,677 shares of treasury stock, which will not be voted). Each share of Common Stock entitles the holder to one vote. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting shall constitute a quorum.

  Directors will be elected by a plurality of the votes cast at the Annual Meeting; therefore, the six nominees who receive the largest number of votes cast will be elected as directors. Shares represented by proxies marked to withhold authority to vote with respect to any nominee will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee. An affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required for approval of the other matters to be presented. Shares represented by proxies which are marked "abstain" on such matters will be counted as shares present for purposes of determining the presence of a quorum; such shares will also be treated as shares present and entitled to vote, which will have the same effect as a vote against such matters. Proxies relating to "street name" shares which are not voted by brokers on all matters presented will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares represented at the Annual Meeting as to any matter not voted upon by the broker.

  The proxy statement, form of proxy and the Corporation's Annual Report for 1997 were mailed to each stockholder commencing on or about March 30, 1998.

  The principal executive offices of the Corporation are located at One First National Plaza, Chicago, Illinois 60670.

  The Corporation is the surviving corporation resulting from the merger (the "Merger") of First Chicago Corporation ("First Chicago") with and into NBD Bancorp, Inc. ("NBD") pursuant to an Agreement and Plan of Merger between First Chicago and NBD dated July 11, 1995, as amended (the "Merger Agreement"). The Merger became effective on December 1, 1995.

                             ELECTION OF DIRECTORS

  The Board of Directors is divided into three classes with each class elected for a three-year term. At each annual meeting of stockholders, a class of directors will be elected to succeed the class of directors whose term of office expires at that annual meeting.

  Presently, the Board of Directors has fixed the number of directors constituting the entire Board at twenty and intends to reduce the number of directors constituting the Board to nineteen as of the date of the Annual Meeting. At the Annual Meeting, six Class III directors are proposed to be elected to hold office until the annual meeting of stockholders in 2001 and until their successors are elected and have qualified.

  It is intended that shares represented by proxies solicited on behalf of the Board of Directors will be voted for the nominees listed below. In the event that any nominee is unable or declines to serve, an event which is not anticipated, proxies may be voted at the Annual Meeting for another person in place of such nominee, or the number of directors constituting the entire Board may be reduced.

  The name, principal occupation, period of service as a director, certain biographical information and Board committee memberships of each current director and nominee are provided below. The nominees for Class III directors are Terence E. Adderley, James K. Baker, James S. Crown, Thomas H. Jeffs II, Richard A. Manoogian and Richard L. Thomas. Earl L. Neal, who is currently a Class III director, is retiring from the Board and will not stand for re-election. Each of the nominees is presently serving as a director of the Corporation.

               CLASS III DIRECTOR NOMINEES--TERM TO EXPIRE 2001

Terence E. Adderley

  Mr. Adderley, 64, is Chairman, President and Chief Executive Officer of Kelly Services, Inc., an international staffing services company. He has held the positions of President and Chief Executive Officer since 1967, and was elected Chairman in 1998. In addition to Kelly Services, Inc., Mr. Adderley is a director of The Detroit Edison Company and DTE Energy Company. He has been a director of the Corporation since 1985 and serves on the Risk Management Committee.

James K. Baker

  Mr. Baker, 66, is Vice Chairman of Arvin Industries, Inc., a supplier of parts for the automobile industry. He has announced his retirement from Arvin Industries, Inc., effective in April 1998. He has held a number of executive positions in the company, having been elected President and Chief Executive Officer in 1981 and Chairman in 1986. In addition to Arvin Industries, Inc., Mr. Baker is a director of Amcast Industrial Corporation, CINergy Corp., The GEON Company and Tokheim Corp. He has been a director of the Corporation since 1992 and is a member of the Employee and Public Responsibility Committee and the Organization, Compensation and Nominating Committee.

James S. Crown

  Mr. Crown, 44, is a General Partner of Henry Crown and Company (Not Incorporated), a diversified investment company, a position he has held since 1985. In addition, Mr. Crown is a director of General Dynamics Corporation and Sara Lee Corporation. Mr. Crown became a director of First Chicago in 1991 and has been a director of the Corporation since December 1995. He is a member of the Employee and Public Responsibility Committee and the Organization, Compensation and Nominating Committee.

Thomas H. Jeffs II

  Mr. Jeffs, 59, has been Vice Chairman of the Board of the Corporation since 1985. He has been President, Chief Operating Officer and a director of NBD Bank (Michigan) since 1994. Prior to that time, Mr. Jeffs, who joined NBD Bank (Michigan) in 1962, served in a number of executive positions in the Corporation and its subsidiaries. Mr. Jeffs also is Vice Chairman and a director of The First National Bank of Chicago. In addition, he is a director of Intermet Corporation and MCN Energy Group Inc. Mr. Jeffs has been a director of the Corporation since 1985 and is a member of the Executive Committee.

Richard A. Manoogian

  Mr. Manoogian, 61, is Chairman and Chief Executive Officer of Masco Corporation, a diversified manufacturer, a position he has held since 1985. Prior to that time, he held a number of other executive positions within the company. In addition, Mr. Manoogian serves as the Chairman, Chief Executive Officer and a director of MascoTech, Inc. He has been a director of the Corporation since 1978 and is a member of the Organization, Compensation and Nominating Committee.

Richard L. Thomas

  Mr. Thomas, 67, retired as Chairman of the Corporation in May 1996 after having served as Chairman of First Chicago and The First National Bank of Chicago since 1992 and of the Corporation since the Merger. Mr.

Thomas served as President of First Chicago from 1974 to 1993 and of The First National Bank of Chicago from 1975 to 1993. Mr. Thomas is a director of CNA Financial Corporation, IMC Global Inc., The PMI Group, Inc., The SABRE Group Holdings, Inc., Sara Lee Corporation and Scotsman Industries, Inc. Mr. Thomas became a director of First Chicago in 1973 and has been a director of the Corporation since December 1995. He is a member of the Risk Management Committee.

                     CLASS III DIRECTOR--TERM EXPIRES 1998

Earl L. Neal

  Mr. Neal, 69, has been an attorney with Earl L. Neal & Associates, a law firm, since 1955. Mr. Neal is a director of Peoples Energy Corporation, Lincoln National Corporation, Chicago Title and Trust Company and Chicago Title Insurance Company. Mr. Neal became a director of First Chicago in 1988 and has been a director of the Corporation since December 1995. He is a member of the Audit Committee and the Employee and Public Responsibility Committee.

                     CLASS I DIRECTORS--TERM EXPIRES 1999

Dr. Maureen A. Fay, O.P.

  Dr. Fay, 63, is President of the University of Detroit Mercy. She has held that position since 1990, and was President of its predecessor, Mercy College of Detroit, from 1983 through 1990. She is a director of Kelly Services, Inc. Dr. Fay has been a director of the Corporation since 1985, and serves on the Employee and Public Responsibility Committee and the Organization, Compensation and Nominating Committee.

Charles T. Fisher III

  Mr. Fisher, 68, retired as Chairman and President of NBD in 1993. Mr. Fisher had served as Chairman, President and Chief Executive Officer since 1982, and he held a number of executive positions at NBD and NBD Bank (Michigan) prior to that time. Mr. Fisher is a director of AMR Corporation, American Airlines, Inc., General Motors Corporation and Hughes Electronics Corporation. He has been a director of the Corporation since 1972 and serves as a member of the Employee and Public Responsibility Committee and the Risk Management Committee.

William G. Lowrie

  Mr. Lowrie, 54, is President of Amoco Corporation, a diversified international petroleum company. He has held this position since January 1996. Mr. Lowrie was named President of Amoco Oil Company in 1990, President of Amoco Production Company in 1992 and Executive Vice President, Exploration and Production Sector, of Amoco Corporation in 1994. He has been a director of The First National Bank of Chicago since 1995 and a director of the Corporation since May 1997. He is a member of the Audit Committee.

William T. McCormick, Jr.

  Mr. McCormick, 53, is Chairman and Chief Executive Officer of CMS Energy Corporation, a diversified energy company, a position he has held since 1988. He is also Chairman of its principal subsidiary, Consumers Energy. In addition to CMS Energy Corporation and Consumers Energy, Mr. McCormick is a director of Rockwell International Corporation and Schlumberger Limited. He has been a director of the Corporation since 1985 and is a member of the Executive Committee and the Risk Management Committee, of which he is Chairperson.

James J. O'Connor

  Mr. O'Connor, 61, retired as Chairman and Chief Executive Officer of Unicom Corporation, a producer, distributor and seller of electric energy, in March 1998. He had held this position since Unicom Corporation was formed in 1994. In addition, he served as Chairman and Chief Executive Officer of Commonwealth Edison Company, Unicom Corporation's principal subsidiary, from 1980 to March 1998 and served in other executive positions prior to 1980. Mr. O'Connor is a director of Corning Incorporated, Tribune Company and UAL Corporation. Mr. O'Connor became a director of First Chicago in 1987 and has been a director of the Corporation since December 1995. He is a member of the Executive Committee and the Organization, Compensation and Nominating Committee, of which he is Chairperson.

John W. Rogers, Jr.

  Mr. Rogers, 39, is Chairman, President and founder of Ariel Capital Management, Inc., an institutional money management firm. Mr. Rogers is a director of Aon Corporation. He has been a director of the Corporation since February 1998 and is a member of the Employee and Public Responsibility Committee and the Risk Management Committee.

David J. Vitale

  Mr. Vitale, 51, has been Vice Chairman of the Board of the Corporation and President of The First National Bank of Chicago since December 1995. Mr. Vitale joined The First National Bank of Chicago in 1968, was named Executive Vice President of First Chicago in 1986 and became Vice Chairman of the Board of First Chicago in 1993. In addition, he is a director of The First National Bank of Chicago. Mr. Vitale became a director of First Chicago in 1992 and has been a director of the Corporation since December 1995. He is a member of the Executive Committee.

                     CLASS II DIRECTORS--TERM EXPIRES 2000

John H. Bryan

  Mr. Bryan, 61, is Chairman of the Board and Chief Executive Officer of Sara Lee Corporation, a global packaged food and consumer products company, and has held that position since 1976. In addition to Sara Lee Corporation, Mr. Bryan is a director of Amoco Corporation and General Motors Corporation. Mr. Bryan became a director of First Chicago in 1982 and has been a director of the Corporation since December 1995. He is a member of the Risk Management Committee.

Siegfried Buschmann

  Mr. Buschmann, 60, is Chairman and Chief Executive Officer of The Budd Company, a producer of automotive parts and assemblies and a subsidiary of Thyssen AG, and has held that position since 1989. He also serves as President of Thyssen Holding Corporation and as Chief Executive Officer of Thyssen Budd Automotive GmbH. He is a director of both The Budd Company and Thyssen Holding Corporation. Mr. Buschmann has been a director of the Corporation since 1991 and is a member of the Audit Committee.

Verne G. Istock

  Mr. Istock, 57, is Chairman, President and Chief Executive Officer of the Corporation. He was named Chairman in May 1996 and has served as President and Chief Executive Officer since December 1995. Mr. Istock also serves as Chairman, Chief Executive Officer and a director of The First National Bank of Chicago and NBD Bank (Michigan). Mr. Istock, who joined NBD Bank (Michigan) in 1963, served as Vice Chairman of the Corporation and NBD Bank (Michigan) from 1985 to 1994, and served as Chairman and Chief Executive Officer of the Corporation from 1994 until December 1995. Mr. Istock also is a director of Kelly Services, Inc., and Masco Corporation. He has been a director of the Corporation since 1985 and is a member of the Executive Committee, of which he is Chairperson.

Andrew J. McKenna

  Mr. McKenna, 68, is the Chairman and Chief Executive Officer of Schwarz, a printer, converter and distributor of packaging materials. He has held those positions since 1964 and has also served as President. In addition to Schwarz, Mr. McKenna is a director of Aon Corporation, Dean Foods Company, McDonald's Corporation, Skyline Corporation and Tribune Company. Mr. McKenna has been a director of The First National

Bank of Chicago since 1993 and served as a director of First Chicago from 1993 until the Merger. He has been a director of the Corporation since May 1997 and is a member of the Audit Committee.

Thomas E. Reilly, Jr.

  Mr. Reilly, 58, is Chairman and Chief Executive Officer of Reilly Industries, Inc., a synthetic chemical manufacturer. He has held that position since 1990, and prior to that time held other executive positions within the company. In addition to Reilly Industries, Inc., Mr. Reilly is a director of Herff Jones, Inc. and Lilly Industries, Inc. He has been a director of the Corporation since 1995 and serves on the Executive Committee and the Audit Committee, of which he is Chairperson.

Adele Simmons

  Ms. Simmons, 56, is President of The John D. and Catherine T. MacArthur Foundation, a philanthropic foundation, and has held that position since 1989. In addition, Ms. Simmons is a director of Marsh & McLennan Companies, Inc. Ms. Simmons became a director of First Chicago in 1990 and has been a director of the Corporation since December 1995. She serves on the Organization, Compensation and Nominating Committee, the Executive Committee, and the Employee and Public Responsibility Committee, of which she is Chairperson.

                     COMMITTEES OF THE BOARD OF DIRECTORS

  It is the primary responsibility of the Board of Directors of the Corporation to oversee the management of the business of the Corporation and its subsidiaries. To assist in carrying out its responsibilities, the Board of Directors has established five standing committees which are described below.

AUDIT COMMITTEE

  The members of the Audit Committee of the Corporation are Siegfried Buschmann, William G. Lowrie, Andrew J. McKenna, Earl L. Neal and Thomas E. Reilly, Jr., who serves as Chairperson. The Audit Committee met five times in 1997.

  Included among the functions performed by the Audit Committee are (i) appointment of the Corporation's independent public accountants; (ii) review of the plan and results of the independent public accountants' auditing engagement; (iii) approval of the professional services provided by the independent public accountants and related fees and consideration of the possible effect the performance and fees would have on the independence of the accountants; (iv) review of the plan and findings with respect to the internal audit, credit review and market risk oversight functions; (v) review of the representations of management and the findings of the independent public accountants and the internal auditors as to the adequacy of the Corporation's system of internal accounting controls in order to obtain reasonable assurance that the Corporation's annual and quarterly financial reports are prepared in accordance with generally accepted accounting principles and are free from material fraud or error; (vi) review of the assessment of management regarding compliance by subsidiary banks with laws and regulations designated by bank regulatory agencies as essential for safety and soundness; (vii) review of the expenses of the inside directors; (viii) approval of the selection and discharge of the Corporation's General Auditor; and (ix) review of reports of examinations by regulatory agencies relating to the Corporation and its subsidiaries.

EMPLOYEE AND PUBLIC RESPONSIBILITY COMMITTEE

  The members of the Employee and Public Responsibility Committee of the Corporation are James K. Baker, James S. Crown, Maureen A. Fay, Charles T. Fisher III, Earl L. Neal, John W. Rogers, Jr. and Adele Simmons, who serves as Chairperson. The Employee and Public Responsibility Committee met two times in 1997. The Employee and Public Responsibility Committee has responsibility and authority for matters relating to the Corporation's and its subsidiaries' charitable contributions; diversity, affirmative action, leadership development and equal employment opportunity policies and procedures; practices in handling customer inquiries and complaints; compliance with the Community Reinvestment Act, fair lending laws and applicable consumer-related laws; neighborhood and social initiatives; and current and emerging public policy issues.

EXECUTIVE COMMITTEE

  The members of the Executive Committee of the Corporation are Thomas H. Jeffs II, William T. McCormick, Jr., James J. O'Connor, Thomas E. Reilly, Jr., Adele Simmons, David J. Vitale and Verne G. Istock, who serves as Chairperson. The Executive Committee met two times in 1997. The Executive Committee exercises all the powers of the Board of Directors in the management of the business and affairs of the Corporation while the Board of Directors is not in session.

RISK MANAGEMENT COMMITTEE

  The members of the Risk Management Committee of the Corporation are Terence
E. Adderley, John H. Bryan, Charles T. Fisher III, John W. Rogers, Jr., Richard L. Thomas and William T. McCormick, Jr., who serves as Chairperson. The Risk Management Committee met three times in 1997. The Risk Management Committee has responsibility and authority for reviewing, advising on, approving where appropriate and providing guidance with respect to risk management, financial securities transactions and capital actions, and financial planning and performance.

ORGANIZATION, COMPENSATION AND NOMINATING COMMITTEE

 Committee Interlocks and Insider Participation

  The Organization, Compensation and Nominating Committee met five times in 1997. The members of the Organization, Compensation and Nominating Committee of the Corporation are James K. Baker, James S. Crown, Maureen A. Fay, Richard
A. Manoogian, Adele Simmons and James J. O'Connor, who serves as Chairperson.

  All of the members of the Organization, Compensation and Nominating Committee, or their associates, were customers of, or had transactions with, the Corporation or the Corporation's banking or other subsidiaries in the ordinary course of business during 1997. Additional transactions may be expected to take place in the future. All outstanding loans to the directors and their associates, commitments and sales, purchases and placements of investment securities and other financial instruments included in such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, where applicable, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.

 Committee Responsibilities and Authorities

  Included among the functions related to human resources management and compensation performed by the Organization, Compensation and Nominating Committee are (i) ensuring the effectiveness of senior management and appropriate management continuity; (ii) ensuring the reasonableness and appropriateness of senior management compensation arrangements and levels;
(iii) overseeing senior management officer titling; (iv) reviewing the succession plan for the office of Chairman; (v) reviewing plans to be followed should the Chairman or the Chief Executive Officer be absent or disabled; (vi) monitoring the overall soundness and effectiveness of the Corporation's compensation and benefit programs at all levels; and (vii) providing advice and counsel regarding the Corporation's human resources strategy and key human resources practices and issues.

  Regarding formal authorities for compensation matters, the Corporation's Board of Directors approves, upon recommendation of the Committee, (i) the adoption and amendment of stock-based incentive plans (subject to stockholder approval where required); (ii) the adoption and amendment of all significant compensation plans (subject to stockholder approval where required); (iii) all compensation actions, including employment and separation arrangements, for officers at or above the level of vice chairman; and (iv) all stock based compensation for executive vice presidents.

  The Board of Directors has delegated authority to the Committee to approve
(i) the terms and conditions of stock-based grants; (ii) the total number of available shares to be used each year in stock-based plans; (iii) funding for senior management annual incentive awards; and (iv) all salaries or annual incentive awards of $200,000 or more, except awards for vice chairmen and above.

  Additionally, the Committee is responsible for (i) proposing new directors;
(ii) reviewing the performance of the Board of Directors; (iii) providing counsel regarding the organization of the Board of Directors and its committee structure, committee charters, and membership; and (iv) overseeing director compensation arrangements.

  The Organization, Compensation and Nominating Committee will consider candidates for nominees for election as directors of the Corporation submitted by stockholders. Any stockholder who wishes to have the Committee consider a candidate should submit the name of the candidate, along with any biographical or other relevant information the stockholder wishes the Committee to consider, to the Secretary of the Corporation at the address appearing on the first page of this proxy statement.

                DIRECTOR MEETING ATTENDANCE AND FEE ARRANGEMENTS

  The Board of Directors of the Corporation held ten meetings in 1997. Each director attended 75% or more of the total number of meetings held during 1997 by the Board of Directors of the Corporation or Committees thereof on which the director served, except for Mr. Buschmann, who attended 73% of the meetings.

  Each non-officer director of the Corporation receives an annual cash retainer of $50,000. In addition, each non-officer director receives an annual grant of shares of the Corporation's Common Stock equal in value to one-half of the director's annual cash retainer. The Chairperson of each Committee receives an additional annual cash retainer of $5,000. William T. McCormick, James J. O'Connor, Thomas E. Reilly and Adele Simmons are the current Committee Chairpersons receiving the additional annual cash retainer. No additional fees are paid to directors for attending Board or Committee meetings. Non-officer directors may elect each year to have their annual cash retainer paid in any combination of the following: (i) cash paid on a quarterly basis; (ii) deferral of payment pursuant to the Corporation's Plan for Deferring the Payment of Directors' Fees (the "Director Deferral Plan"); or (iii) pursuant to the Director Stock Plan: (a) an outright grant of shares of the Corporation's Common Stock; (b) stock options, with three options issued for every share of Common Stock that could be granted; and (c) stock units. Amounts deferred into the Director Deferral Plan earn a return equivalent to the rate of return on one or more of the investment funds in the Corporation's Savings and Investment Plan. Officers of the Corporation and its subsidiaries did not receive an annual retainer, meeting fees, shares of Common Stock, or other compensation for service as directors of the Corporation or on Committees of the Board.

             BENEFICIAL OWNERSHIP OF THE CORPORATION'S COMMON STOCK

  Generally, under the rules of the Securities and Exchange Commission (the "Commission"), a person is deemed to be the beneficial owner of a security with respect to which such person, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power (which includes power to vote, or direct the voting of, such security) or investment power (which includes power to dispose of, or direct the disposition of, such security). In addition, a person is deemed to be the beneficial owner of a security if he or she has the right to acquire such voting power or investment power over the security within sixty days, for example, through the exercise of a stock option.

  The following table shows the beneficial ownership of the Corporation's Common Stock as of December 31, 1997 by (i) each director, (ii) each nominee for election, (iii) each executive officer named in the Summary Compensation Table on page 14, and (iv) all directors and executive officers as a group.

                        AMOUNT AND
                        NATURE OF
                        BENEFICIAL       PERCENT
                        OWNERSHIP        OF CLASS
                          AS OF           (IF 1%
                       DECEMBER 31,         OR
NAME                       1997          GREATER)
----                   ------------      --------
Terence E. Adderley...     10,401           -- %
James K. Baker........      7,148           --
John H. Bryan.........      7,765           --
Siegfried Buschmann...      2,305           --
James S. Crown........  5,815,952(a)       2.01
Maureen A. Fay........      2,639           --
Charles T. Fisher
 III..................    180,481(b)        --
Verne G. Istock.......    371,006(c)(d)     --
Thomas H. Jeffs II....    258,658(c)        --
William G. Lowrie.....      1,973           --
Richard A. Manoogian..      9,052           --
Scott P. Marks, Jr....    209,811(c)        --

                        AMOUNT AND
                        NATURE OF
                        BENEFICIAL       PERCENT
                        OWNERSHIP        OF CLASS
                          AS OF           (IF 1%
                       DECEMBER 31,         OR
NAME                       1997          GREATER)
----                   ------------      --------
William T. McCormick,
 Jr..................       12,302          -- %
Andrew J. McKenna....       30,577(e)       --
Earl L. Neal.........        6,860          --
James J. O'Connor....        9,396(f)       --
Andrew J. Paine, Jr..      131,105(c)(g)    --
Thomas E. Reilly,
 Jr..................      134,059(h)       --
John W. Rogers, Jr...        1,000(i)       --
Adele Simmons........        6,498          --
Richard L. Thomas....    1,257,588(j)       --
David J. Vitale......      552,000(c)       --
All Directors and Ex-
 ecutive Officers as
 a Group (k)(l)......   10,517,374(c)      3.64

-------
(a) The number of shares of Common Stock shown as beneficially owned by James
    S. Crown includes 6,402 shares subject to options held by Mr. Crown which were exercisable as of March 1, 1998; 2,815,102 shares owned by The Crown Fund, of which he is a partner; 409,431 shares owned by Henry Crown and Company (Not Incorporated), of which Mr. Crown is a partner; 707,385 shares owned by Areljay, L.P., of which a corporation, of which Mr. Crown is a director, officer and shareholder, and a trust, of which Mr. Crown is a beneficiary, are partners; 482,321 shares owned by Arie and Ida Crown Memorial, of which Mr. Crown is a director; and 936,926 shares owned by Pines Trailer Limited Partnership, of which a corporation, of which Mr. Crown is a shareholder, and a partnership, of which Mr. Crown is a partner, are partners. Also included are 238,812 shares beneficially owned by trusts of which Mr. Crown is a beneficiary and 169,715 shares beneficially owned by trusts of which Mr. Crown is a co-trustee. Mr. Crown's spouse owns beneficially 2,707 shares, and trusts of which Mr. Crown's children are beneficiaries own beneficially 9,439 shares. Mr. Crown disclaims beneficial ownership of the shares held by the various persons and entities described above.
(b) This figure includes 30,039 shares held in a trust of which Mr. Fisher is co-trustee; and 39,331 shares, of which Mr. Fisher disclaims beneficial ownership, held in trust for Mr. Fisher's spouse.
(c) As set forth in the following table, for Messrs. Istock, Jeffs, Marks, Vitale and Paine and all directors and executive officers as a group, the share amounts include any shares subject to options held by such persons as of December 31, 1997, that were exercisable as of March 1, 1998, and also include any shares held pursuant to the Corporation's 401(k) plan as of December 31, 1997. Shares held pursuant to the 401(k) plan as of February 28, 1998 will be subject to the voting direction of such persons at the Annual Meeting.

                                                                          ALL DIRECTORS
                                                                ANDREW J. AND EXECUTIVE
                         VERNE G. THOMAS H.  SCOTT P.  DAVID J.  PAINE,    OFFICERS AS
                          ISTOCK  JEFFS II  MARKS, JR.  VITALE     JR.       A GROUP
                         -------- --------- ---------- -------- --------- -------------
  Shares Subject to Op-
   tions Exercisable as
   of March 1, 1998..... 103,837   65,884     47,984   282,367   43,892     2,041,044
  Shares Held pursuant
   to 401(k) plan.......       0        0        198    10,653        0        34,311

(d) This figure includes 1,410 shares, of which Mr. Istock disclaims beneficial ownership, held by Mr. Istock's spouse.
(e) This figure includes 3,204 shares subject to options held by Mr. McKenna that were exercisable as of March 1, 1998, and 9,840 shares, of which Mr. McKenna disclaims beneficial ownership, owned by Mr. McKenna's spouse.
(f) This figure includes 840 shares subject to options held by Mr. O'Connor that were exercisable as of March 1, 1998.
(g) This figure includes 2,634 shares, of which Mr. Paine disclaims beneficial ownership, held by Mr. Paine's spouse.
(h) This figure includes 3,522 shares subject to options held by Mr. Reilly that were exercisable as of March 1, 1998; 119,408 shares held in trusts of which Mr. Reilly is co-trustee; 596 shares held by Mr. Reilly's spouse; and 1,294 shares, of which Mr. Reilly disclaims beneficial ownership, held by Mr. Reilly's spouse as custodian for an adult child.
(i) This figure represents shares owned as of February 13, 1998.

(j) This figure includes 827,289 shares subject to options held by Mr. Thomas that were exercisable as of March 1, 1998; 1,161 shares held by a limited partnership in which Mr. Thomas and his spouse are general and limited partners; 30,932 shares held in trusts of which Mr. Thomas is trustee; and 10,081 shares held by a family foundation of which Mr. Thomas is a trustee.
(k) For purposes of this table, the term "executive officers" includes all persons who were executive officers of the Corporation on December 31, 1997.
(l) In addition to shares described in other footnotes to this table, this figure includes 5,400 shares held by an executive officer in a fiduciary capacity for the benefit of family members; the executive officer disclaims beneficial ownership of these shares.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires each of the Corporation's directors and officers, and each beneficial owner of more than ten percent of a registered class of the Corporation's equity securities, to file with the Commission an initial report of the person's beneficial ownership of the Corporation's equity securities and subsequent reports regarding changes in such ownership. To the best of the Corporation's knowledge, each person who was so subject to Section 16(a) with respect to the Corporation at any time during 1997, other than Mr. Richard L. Thomas, filed, on a timely basis, all reports required for the year pursuant to Section 16(a). In June 1997, Mr. Thomas, a director of the Corporation, disposed of shares of Common Stock in a private sale. Due to a miscommunication between Mr. Thomas and the investment adviser involved in this transaction, the requisite Form 4 was inadvertently filed late. To the best of the Corporation's knowledge, Mr. Thomas's June 1997 Form 4 was his only late report, and the transaction described herein was his only transaction not reported on a timely basis, for 1997.

  In addition, the Corporation recently has learned of several transactions that occurred in 1996, but were not timely reported pursuant to Section 16(a). James S. Crown, a director of the Corporation, acquired stock units pursuant to the Corporation's Director Stock Plan in three separate transactions. W.G. Jurgensen, an officer of the Corporation, gave shares of Common Stock to his spouse and, in a separate transaction, disposed of shares of Common Stock as a result of an intra-plan transfer in his 401(k) account. Mr. Crown and Mr. Jurgensen have amended their respective Forms 5 for 1996 to report these transactions, and, to the best of the Corporation's knowledge, these transactions were Mr. Crown's and Mr. Jurgensen's only transactions not reported on a timely basis for 1996.

                   ORGANIZATION, COMPENSATION AND NOMINATING
                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Organization, Compensation and Nominating Committee has established a compensation program designed to enable the Corporation to attract, motivate and retain quality executive management talent necessary to lead the Corporation, attain its business objectives and maximize stockholder value. The compensation program approved by the Committee consists of three primary components: base salary, annual cash bonuses and long-term, stock-based incentives.

PERFORMANCE CRITERIA AND COMPETITIVE POSTURE

  The Committee, for the purposes of assessing competitive trends as well as setting performance goals and measuring relative performance, has identified a "peer group" of banking organizations. For 1997, the peer group was defined as the top twenty-five banking organizations, ranked by assets at December 31, 1997. The Committee intends to review the peer group annually and make adjustments, as necessary, to ensure that the Corporation's performance targets and competitive posture are based on the most appropriate comparisons.

  The Committee establishes base salaries and target awards for bonuses and long-term incentives based on trends and practices within these peer organizations as well as on information provided by third-party consultants and special compensation surveys. Base salaries are targeted to reflect median pay levels in similar organizations. Target awards for bonuses and long-term incentives are set at or above competitive medians; however, actual awards are contingent upon attainment of objective results measured against established goals or performance relative to the peer group.

BASE SALARIES

  Base salaries for executives, including the chief executive officer, reflect competitive practices within peer organizations for positions with similar roles or responsibilities. Increases to base salaries reflect individual performance as well as changes in position or responsibility. The overall rate of annual increase for executive officer salaries is intended to be consistent with and reflect competitive trends in the industry. All base salary increases for executive officers are reviewed and approved by the Committee.

ANNUAL BONUSES

  The Senior Management Annual Incentive Plan ("the Bonus Plan") was approved by stockholders at the Annual Meeting in May 1996. The Bonus Plan establishes a planned bonus funding level ("bonus pool") based on the aggregate of target cash incentive awards for all participants. The target awards are based on competitive practices. The Committee establishes performance goals and sets minimum or threshold levels of performance each year. Actual or final pool funding is adjusted based on objective performance results measured against two standards: earnings per share ("EPS") compared to a pre-determined target and return on equity ("ROE") compared to the average ROE of the peer group. For 1997, EPS results exceeded target, and ROE was above the median of the peer group, resulting in an upward adjustment to the bonus pool based on the formula established by the Committee.

  Pursuant to the terms of the Bonus Plan, the Committee certified results against performance objectives and the peer group and approved the final bonus pool funding. Within the approved bonus pool, individual bonus awards reflected the Committee's subjective assessment of the performance of the executive relative to his or her specific financial goals and subjective strategic or organizational objectives.

LONG-TERM INCENTIVES

  The Stock Performance Plan ("the Stock Plan") was also approved by stockholders at the Annual Meeting in May 1996. The Stock Plan is intended to reward executives for business results and to associate their interests with those of stockholders. Under the Stock Plan, the Committee provides long-term incentive awards in the form of stock options, performance shares and restricted shares. Target long-term award levels are based on competitive practices within the peer group and the financial industry in general, with different award levels established for each level of management. Typically, higher level executives receive performance shares and options; less senior managers and professionals receive restricted shares and options. Restricted share awards are generally four-year awards subject only to continued employment. During the restricted period, recipients receive cash dividends and exercise voting rights on the restricted shares.

  Performance shares are shares of Common Stock contingently granted and earned by the achievement of certain financial goals. The performance shares awarded in 1997 provide for a four-year performance period commencing January 1, 1997. At the end of such period, the performance shares awarded will be earned by an individual in a stated percentage of the award ranging from 0% to 150% of the original share award. The percentage earned will be determined based on the Corporation's relative performance on two measures: ROE and total shareholder return ("TSR") compared with that of the peer banking institutions for each year averaged for the four years in the performance period. During the performance period, dividends on the performance shares are payable in cash to the award recipient, who is also entitled to vote such shares.

  Stock options granted are non-qualified options with a ten year term. The exercise price of the options is the fair market value of the Common Stock on the date of grant. Options vest in three equal installments at the end of the first, second and third years of the ten-year term, subject to continued employment. To encourage early exercise of options and thus increase long-term ownership, the Committee approved a restorative option feature enabling option recipients, upon exercise of an option, to purchase shares by exchanging currently owned shares of Common Stock and to receive a restorative option equal to the number of shares used for the option purchase. The exercise price for restorative options is the fair market value of the Common Stock on the date of the restorative grant. Restorative options may be exercised six months from the date of grant through the end of the original ten-year term, subject to continued employment. The opportunity to receive a restorative option is limited to one restorative grant per year attributable to any single, original stock option grant.

CONVERSION OF PERFORMANCE SHARES FROM PREDECESSOR PLANS

  Prior to 1996, both First Chicago and NBD awarded performance shares to selected executive officers. Both programs had established performance-based standards and performance terms consistent with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") to assure deductibility for Federal income tax purposes of shares earned by the five highest paid executive officers. In order to integrate and transition all compensation programs of the Corporation, the Committee, in February 1996, approved a conversion of all outstanding performance shares. Under the conversion, all or a portion of the outstanding performance shares were converted to new performance shares under the Stock Plan and became subject to newly established performance criteria under the Stock Plan. Under the conversion methodology, a portion of prior NBD performance share awards were converted to restricted shares, based upon actual performance for the portion of the performance period completed as of December 31, 1995. These restricted shares are subject only to continued employment through the end of the original performance period. As a result of the change in previously established performance standards, these restricted shares became non-deductible under Section 162(m).

  The final number of converted performance shares to be earned based on the performance cycle ending December 31, 1997, could vary from 0% to 150% of the original grant. The final number of shares earned was determined based on the Corporation's ROE for 1996 and 1997 compared to reported ROE of the peer bank group for that same period. Based on the Corporation's cumulative two-year ROE results for 1996 and 1997 and the prescribed award formula, the Committee approved a final distribution of 105% of the original performance share grant for this performance cycle.

COMPENSATION OF VERNE G. ISTOCK

  Effective in April 1997, Mr. Istock's annual base salary rate was increased from $788,100 to $800,000, reflecting both his normal annual review and his competitive position relative to other chief executive officers in the Corporation's peer bank group. The reported base salary earnings of $796,797 in the Summary Compensation Table differ only due to the timing of the increase during the year.

  Under the Bonus Plan, Mr. Istock received an annual cash bonus, as reflected in the Summary Compensation Table, of $1,100,000. This cash bonus award reflects a subjective evaluation of Mr. Istock's performance, including consideration of the Corporation's record 1997 earnings, EPS of $4.90, ROE of 18.6%, TSR in 1997 of approximately 59% (which was 20% above the Corporation's peer group) and other financial results that were at or above target levels for the year as well as attainment of various organizational and non-financial objectives during 1997.

  Under the Stock Plan, Mr. Istock received 35,000 performance shares and 105,000 non-qualified stock options in February 1997. The performance shares provide for a four-year performance period commencing January 1, 1997. The actual number of performance shares earned will be based on the Corporation's ROE and TSR relative to the peer group. The number of shares granted reflects median award levels within the peer group as well as the Committee's subjective assessment of Mr. Istock's past performance and expected future contribution to the Corporation's success.

DEDUCTIBILITY

  The Internal Revenue Code limits allowable Federal income tax deductions for compensation paid by a publicly held corporation. Section 162(m) of the Internal Revenue Code limits deductible compensation to $1 million for the Corporation's chief executive officer and for each of the four other most highly compensated executive officers employed at year end. However, performance-based compensation may be excluded from this limit provided, among other things, that payment of performance-based compensation is made pursuant to a plan approved by stockholders, is payable upon attainment of pre-determined, objective goals and that the board committee approving such payments is made up of "outside" directors as defined in Section 162(m).

  The Committee believes that executive compensation should be reasonable and competitive and that a substantial portion of total compensation should be based upon the Corporation's performance. It has approved both annual cash and long-term incentive compensation programs and developed target award opportunities accordingly. The Committee will ordinarily seek to provide performance-based compensation that allows for maximum deductibility under Section 162(m) regulations. However, tax deductibility is only one of many factors that must be considered in any final decision regarding executive compensation. In order to best serve the Corporation and the interests of its stockholders, the Committee may determine that payment of non-deductible compensation is necessary to provide an appropriate award consistent with its overall philosophy and the intent of the performance-based programs.

STOCK OWNERSHIP GUIDELINES

  Consistent with the importance of long-term, stock-based incentives and to further ensure that the interests of its senior managers are in line with those of stockholders, the Committee and Board of Directors has established formal stock ownership guidelines for Senior Vice President and higher level officers. These guidelines assume that affected officers will meet or exceed the guideline within five years of implementation or of attaining the level associated with each guideline.

                                      Respectfully submitted,
                                      The Organization, Compensation and
                                      Nominating Committee

                                      James J. O'Connor, Chair
                                      James K. Baker
                                      James S. Crown
                                      Maureen A. Fay, O.P.
                                      Richard A. Manoogian
                                      Adele Simmons

                               PERFORMANCE GRAPH

  The following graph compares the cumulative total return on the Common Stock of the Corporation with the Standard & Poor's 500 Index (the "S&P 500 Index") and the KBW 50 Index published by Keefe, Bruyette & Woods, Inc. (the "KBW 50 Index"). The S&P 500 Index is a broad-based market index, and the KBW 50 Index includes a cross-section of major banking institutions. Each of these indices includes the Corporation's Common Stock. The values in the graph show the relative performance of a $100 investment made on December 31, 1992, in the Corporation's Common Stock, the S&P 500 Index and the KBW 50 Index.

   Comparison of Five Year Cumulative Total Return(/1/)
   Among the Corporation, S&P 500 Index and KBW 50 Index.(/2/)

                       [PERFORMANCE GRAPH APPEARS HERE]

                    1992           1993           1994           1995           1996           1997
  Corporation       100             94             90            136            191            304
  S&P 500           100            110            112            153            189            252
  KBW 50            100            106            100            160            227            332

-------
(1) Assumes $100 invested at December 31, 1992, with reinvested dividends.
(2) At December 31 in each year.

                      COMPENSATION OF EXECUTIVE OFFICERS

EXECUTIVE OFFICER COMPENSATION TABLE

  The following table sets forth the compensation paid, earned or awarded for the years indicated therein, to the Corporation's chief executive officer and its other four most highly compensated executive officers.

                          SUMMARY COMPENSATION TABLE

                                                                        LONG TERM COMPENSATION
                                                                 -------------------------------------
                                     ANNUAL COMPENSATION                 AWARDS             PAYOUTS
                                 ----------------------------    ----------------------- -------------
                                                      OTHER                                              ALL
                                                      ANNUAL     RESTRICTED  SECURITIES                 OTHER
                                                     COMPEN-       STOCK     UNDERLYING                COMPEN-
    NAME AND PRINCIPAL            SALARY              SATION       AWARDS   OPTIONS/SARS     LTIP      SATION
         POSITION           YEAR   ($)    BONUS ($)    ($)       ($)(1)(2)     (#)(3)    PAYOUTS(4)(5) ($)(6)
--------------------------  ---- -------- ---------- --------    ---------- ------------ ------------- -------
Verne G. Istock...........  1997 $796,797 $1,100,000 $131,153     $      0    173,837      $657,628    $35,856
Chairman of the Board,      1996  774,416  1,000,000  297,261(7)   691,431    185,206       163,309      6,000
President
and Chief Executive Offi-   1995  746,154    550,000   65,934            0     60,468       372,600      6,000
cer

Thomas H. Jeffs II........  1997  669,004    510,000   58,711            0     85,884       499,464     30,105
Vice Chairman of the Board  1996  655,015    475,000   48,915      571,774     90,284       152,913      6,000
                            1995  652,500    400,000   55,556            0     54,123       356,400      6,000

Scott P. Marks, Jr........  1997  431,923    570,000   58,120            0     59,665       622,484     19,437
Vice Chairman of the Board  1996  403,128    550,000   42,008            0     66,268       451,970     12,469
                            1995  317,988    525,000    6,397            0    127,158             0      9,915

David J. Vitale...........  1997  499,615    675,000   61,967            0     61,344       711,425     11,241
Vice Chairman of the Board  1996  481,580    650,000   45,521            0     96,701       516,520     14,822
                            1995  419,349    750,000    6,495            0    169,867             0     12,955

Andrew J. Paine, Jr.......  1997  398,332    375,000   17,545            0      9,000       145,677     16,966
Executive Vice President    1996  383,959    350,000   13,891      180,302     10,500        52,099     12,375
                            1995  381,463    185,000   12,540            0          0             0     12,375

-------
(1) In February 1996, Messrs. Istock, Jeffs and Paine received restricted shares of the Corporation's Common Stock in connection with the modification of certain prior awards of performance shares originally granted by NBD in 1993 through 1995. Dividends on these shares are payable in cash. The following table sets forth the number of restricted shares that vest on December 31 in each of the years indicated.

                                                           NUMBER OF
                                                       RESTRICTED SHARES
                                                          VESTING ON
                                                          DECEMBER 31     TOTAL
                                                       ----------------- SHARES
            NAME                                       1996  1997  1998  AWARDED
      ----------------                                 ----  ----- ----- -------
      Verne G. Istock................................. 6,698 7,900 3,188 17,786
      Thomas H. Jeffs II.............................. 6,270 6,000 2,438 14,708
      Andrew J. Paine, Jr. ........................... 2,138 1,750   750  4,638

(2) Dividends on restricted shares are payable in cash. At December 31, 1997, the aggregate number of restricted shares of the Corporation's Common Stock held by the executive officers named in the Summary Compensation Table and the value of these shares, based upon the $83.50 per share closing price of the Corporation's Common Stock on December 31, 1997, were as follows:

                                                           NUMBER OF
            NAME                                            SHARES     VALUE
      ----------------                                     --------- ----------
      Verne G. Istock.....................................  27,755   $2,317,543
      Thomas H. Jeffs II..................................  25,105    2,096,268
      Scott P. Marks, Jr..................................   5,881      491,024
      David J. Vitale.....................................   5,341      445,946
      Andrew J. Paine, Jr.................................   2,500      208,750

(3) The number of stock options listed in this column represents the sum of new and restorative stock options granted during the year. The number of new stock options granted to the named executive officers were as follows:

            NAME                                           1997    1996    1995
      ----------------                                    ------- ------- ------
      Verne G. Istock.................................... 105,000 100,000      0
      Thomas H. Jeffs II.................................  30,000  36,000      0
      Scott P. Marks, Jr.................................  30,000  36,000 47,965
      David J. Vitale....................................  30,000  36,000 72,400
      Andrew J. Paine, Jr................................   9,000  10,500      0

  The Corporation granted new stock options in 1997 and 1996 under its Stock Performance Plan. The new stock options granted in 1995 to Messrs. Marks and Vitale were granted under First Chicago's Stock Incentive Plan. No new options were granted in 1995 to Messrs. Istock, Jeffs and Paine under NBD's Performance Incentive Plan.
  For a description of restorative stock options, see the Organization, Compensation and Nominating Committee Report on Executive Compensation contained herein and footnote (2) to the "Options/SAR Grants in Last Fiscal Year" table below.

(4) In February 1996, the remaining two-thirds of the performance restricted shares originally granted to Messrs. Marks and Vitale by First Chicago in 1994, plus reinvested dividends previously accrued thereon, were converted into performance shares, which would be earned upon the attainment of certain performance criteria during three new calendar year-based performance periods: 1996; 1996-1997 and 1996-1998. For each new performance period, the executive officer earns a stated percentage of one-third of the number of shares remaining from the original grant. The determination of the percentage of the shares earned, which may range from 0% to 150%, is based upon the Corporation's ROE relative to the ROE of peer banking institutions for each year in the new performance period averaged for the numbers of years in the performance period.
(5) The dollar values equal the market value of the Common Stock on the date the payouts of performance share awards were certified.
(6) Except for Mr. Paine, the amounts for 1997 represent matching contributions to the Corporation's 401(k) and supplemental 401(k) plans. The amounts for 1996 and 1995 for Messrs. Marks and Vitale represent matching contributions to the First Chicago 401(k) and supplemental 401(k) plans. The amounts for 1996 and 1995 for Messrs. Istock and Jeffs represent matching contributions to NBD's 401(k) plan. The amounts for Mr. Paine represent matching contributions to the Corporation's 401(k) and supplemental 401(k) plans in the amount of $7,966 in 1997, matching contributions to NBD's 401(k) plan in the amount of $3,375 in 1996 and 1995, and payments of split-dollar life insurance premiums of $9,000 in each year with respect to a policy for the benefit of Mr. Paine.
(7) During 1996, the Corporation reimbursed Mr. Istock for moving expenses in the amount of $98,642.

OPTION GRANTS TABLE

  The following table provides information on stock options granted in 1997 to the executive officers named in the Summary Compensation Table. In 1997, the Corporation granted both new and restorative stock options to Messrs. Istock, Jeffs, Marks and Vitale and new stock options to Mr. Paine. All options granted by the Corporation in 1997 were non-qualified stock options, and no stock appreciation rights ("SARs") were granted in 1997.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                            INDIVIDUAL GRANTS
         ---------------------------------------------------------
           NUMBER OF    PERCENT OF TOTAL
           SECURITIES     OPTIONS/SARS
           UNDERLYING      GRANTED TO
            OPTIONS/      EMPLOYEES IN     EXERCISE OR             GRANT DATE PRESENT
          SARS GRANTED     FISCAL YEAR      BASE PRICE  EXPIRATION     VALUE ($)
    NAME   (#) (1)(2)          (3)            ($/SH)       DATE           (4)
----------------------- ------------------ ------------ ---------- ------------------
Verne
 G.
 Istock. 105,000          3.3924%          $60.44       2/14/07    $1,888,824
                  3,002             0.0970        68.78   6/14/02              44,184
                  5,506             0.1779        68.78   6/19/04              96,140
                 19,627             0.6341        68.78   3/08/06             378,619
                 11,176             0.3611        68.78   6/14/02             164,489
                 11,012             0.3558        68.78   6/19/04             192,279
                  8,212             0.2653        68.78   3/13/98              38,114
                 10,302             0.3328        68.78   6/28/00             114,941
Thomas
 H.
 Jeffs
 II....   30,000          0.9693            60.44       2/14/07       539,664
                  3,134             0.1013        65.87   6/14/02              44,534
                  4,791             0.1548        65.87   6/19/04              80,459
                  7,377             0.2383        65.87   3/08/06             136,487
                 12,538             0.4051        65.87   6/14/02             178,166
                  9,582             0.3096        65.87   6/19/04             160,917
                 10,577             0.3417        65.87   6/28/00             114,542
                  7,885             0.2548        65.87   3/13/98              36,406
Scott
 P.
 Marks,
 Jr....   30,000          0.9693            60.44       2/14/07       539,664
                  9,356             0.3023        54.72   1/14/04             126,385
                 11,258             0.3637        54.72   1/13/05             160,341
                  9,051             0.2924        53.69   3/08/06             134,857
David
 J.
 Vitale.  30,000          0.9693            60.44       2/14/07       539,664
                 14,704             0.4751        57.94   1/14/04             212,227
                 16,640             0.5376        57.94   1/13/05             253,670
Andrew
 J.
 Paine,
 Jr....    9,000          0.2908            60.44       2/14/07       161,899

-------
(1) The first line denotes new grants made by the Corporation in 1997; all other grants by the Corporation in 1997 were restorative options. One third of each new option grant becomes exercisable on the first, second and third anniversaries of the grant date, which was February 14, 1997.

(2) Restorative Option Feature: The new stock options granted by the Corporation in 1997 and 1996 and the new stock options granted by either First Chicago pursuant to its Stock Incentive Plan ("SIP") or by NBD pursuant to its Performance Incentive Plan ("PIP") that were outstanding at the time of the Merger include a restorative feature which provides for the issuance of restorative options. The restorative feature allows a participant who exercises a stock option during the participant's employment, and who pays all or a part of the exercise price of a stock option with shares of Common Stock held by the participant for at least six months, to receive a restorative option to purchase the number of shares of Common Stock equal to the number of whole shares used by the participant in payment of the stock option's exercise price. Restorative options become exercisable six months after the date of grant. The expiration date of a restorative option is the expiration date of the original stock option to which it relates, and the exercise price is not less than 100% of the fair market value of the Common Stock on the date the restorative option is granted.

   Under the restorative feature of stock options issued under First Chicago's SIP, additional restorative options are granted with respect to shares exchanged to pay tax withholding obligations related to the option exercise; the market price of the Common Stock must be at least 25% higher than the exercise price of the outstanding stock option at the time of exercise of the new stock option; and a restorative stock option will not be granted upon the exercise of a restorative stock option.

(3) The percentages shown are based on total options granted by the Corporation in 1997 (both new and restorative options) on 3,095,175 shares of Common Stock.

(4) The grant date present values were determined using the Black-Scholes option pricing model. The assumptions used in calculating the Black-Scholes present value of $17.99 per option for new option grants were as follows:

  (a) Option Term (time of exercise and vesting): options assumed to commence on grant date with a ten year term.

  (b) Volatility: 20.11%--based on ten years of daily stock prices from February 15, 1987, through February 14, 1997;

  (c) Risk-Free Rate of Return: 6.27%--estimated ten year zero coupon treasury yield; and

  (d) Dividend Yield: 2.65%--dividend at the time of grant divided by the stock price at the time of grant.

  The calculations with respect to all restorative options assume: (a) a restorative option vests six months after the grant date and has a term equal to the remaining term of the original option; (b) volatility is based on daily stock prices over a period of years equal to the remaining term of the grant and ending on the grant date; (c) a risk-free rate of return equal to the zero coupon treasury yield curve for the remaining term of the option granted at the grant date; and (d) a dividend yield equal to the dividend on the grant date divided by the stock price on such date. The specific assumptions used for the calculation of the grant date present values for the restorative options granted to the named executive officers are as follows:

                                                    WEIGHTED
                                                     AVERAGE
                               NUMBER OF     DATE   REMAINING              RISK-FREE    DIVIDEND
                            OPTIONS GRANTED GRANTED   TERM    VOLATILITY RATE OF RETURN  YIELD
                            --------------- ------- --------- ---------- -------------- --------
   Verne G. Istock.........     68,837      7/29/97   5.63      18.38%        6.01%       2.33%
   Thomas H. Jeffs II......     55,884      7/18/97   4.95      18.64         6.13        2.43
   Scott P. Marks, Jr......     20,614      1/20/97   7.54      19.40         6.43        2.92
                                 9,051      4/18/97   8.89      19.33         6.80        2.98
   David J. Vitale.........     31,344      2/10/97   7.46      19.36         6.28        2.76
   Andrew J. Paine, Jr.....          0          --     --         --           --          --

  No adjustments were made in calculating the grant date present value of an option to account for potential forfeiture or the non-transferable nature of the option.

  The actual value of the options will depend on the market value of the Common Stock on the dates the options are exercised. No realization of value from the options is possible without an increase in the price of the Common Stock, which would benefit all stockholders.

1997 OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

  The following table provides information on options exercised in 1997 by the executive officers named in the Summary Compensation Table, the number of unexercised options each of them held at December 31, 1997, and the value of the unexercised in-the-money options each of them held as of that date. No SARs were outstanding at any time during 1997.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES

                               NUMBER OF SECURITIES
          SHARES              UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
         ACQUIRED                  OPTIONS/SARS        IN-THE-MONEY OPTIONS/SARS
            ON      VALUE          AT FY-END (#)           AT FY-END ($) (1)
         EXERCISE  REALIZED  ------------------------- -------------------------
     NAME  (#)       ($)     EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----------------- ---------- ----------- ------------- ----------- -------------
Verne
 G.
 Istock. 108,964  $2,759,776         0      264,504    $        0   $7,547,658
Thomas
 H.
 Jeffs
 II....   83,284   1,804,763         0      129,884             0    3,747,478
Scott
 P.
 Marks,
 Jr....  189,729   7,092,874    21,995       69,989       642,339    2,646,525
David
 J.
 Vitale.  61,157   2,007,721   248,233       78,134    11,068,748    3,116,573
Andrew
 J.
 Paine,
 Jr....    4,400     216,494    39,692       25,200     2,328,505      985,312

-------
(1) The values are based on the $83.50 per share closing price of the Common Stock on December 31, 1997, less the exercise price of the options.

LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR TABLE

  The following table provides information on performance share awards made by the Corporation in 1997 under the Stock Performance Plan to the executive officers named in the Summary Compensation Table.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                           ESTIMATED FUTURE
                                                             PERFORMANCE
                                                       SHARE PAYOUTS UNDER NON-
                                          PERFORMANCE           STOCK
                              NUMBER OF    OR OTHER       PRICE-BASED PLANS
                             PERFORMANCE PERIOD UNTIL  ------------------------
                               SHARES    MATURATION OR THRESHOLD TARGET MAXIMUM
      NAME                     (#) (1)    PAYOUT (2)      (#)     (#)     (#)
-----------------            ----------- ------------- --------- ------ -------
Verne G. Istock.............   35,000      1997-2000        0    35,000 52,500
Thomas H. Jeffs II..........   10,000      1997-2000        0    10,000 15,000
Scott P. Marks, Jr..........   10,000      1997-2000        0    10,000 15,000
David J. Vitale.............   10,000      1997-2000        0    10,000 15,000
Andrew J. Paine, Jr.........    3,000      1997-2000        0     3,000  4,500

-------
(1) Each performance share awarded in 1997 consisted of one share of Common Stock, contingently granted and earned by achievement of certain financial goals. During the performance period, the shares are issued and outstanding and the executive officer has the right to vote the shares and to receive cash dividends.
(2) The performance shares granted in 1997 provide for a four-year performance period commencing January 1, 1997. At the end of this period, the performance shares awarded will be earned in a stated percentage of the award which will range from 0% to 150% of the original share award. The percentage earned will be determined based on the Corporation's relative performance on two measures, return on equity and total stockholder return, as compared with that of the peer banking institutions for each year averaged for the four years in the performance period.

PENSION PLAN

 Personal Pension Account Plan

  In general, salaried employees and regular hourly employees (scheduled to work at least 20 hours per week) of designated subsidiaries of the Corporation were eligible during 1997 to participate in the Corporation's Personal Pension Account Plan ("PPAP") upon both attaining age 21 and completing one year of service. A participant is 100% vested after completing five years of vesting service. The PPAP became effective as of January 1, 1997, reflecting the merger of the prior First Chicago and NBD pension plans, the provisions of which were maintained as a minimum benefit entitlement for participants in the former plans whose age plus service (with a minimum of five years) as of December 31, 1996, equaled or exceeded 65.

  After becoming eligible to participate in the PPAP, an employee's PPAP account is credited with a percentage of his covered compensation for the month, as reflected in the following chart. Covered compensation includes base pay, commissions, overtime, shift differential, and certain amounts deducted on a pre-tax basis, plus the employee's annual management incentive award; however, the amount of the annual incentive eligible for inclusion in covered compensation is limited to 50% of the employee's annual salary at the time of the award.

        COMPLETED ANNIVERSARY YEARS OF SERVICE    PERCENT OF ELIGIBLE MONTHLY PAY
                FOR PPAP CONTRIBUTIONS               CREDITED TO PPAP ACCOUNT
        --------------------------------------    -------------------------------
            1- 4.................................               3.0%
            5- 9.................................               4.0
           10-14.................................               5.5
           15-19.................................               7.0
           20-24.................................               9.0
           25-34.................................              12.0
           35-39.................................               7.0
           40+...................................               0.0

  Also at the end of each month the participant's beginning account balance is credited with interest for the month at a rate equal to the one-year U.S. Treasury bill rate plus 1% (subject to a minimum rate of 5.33%). Interest rates are determined on a quarterly basis.

  Generally, an employee who has attained age 65 (with a minimum of five years of vesting service) is entitled to receive annual retirement income (in monthly installments) for life equal to the actuarial equivalent of his account balance. Participants may commence a reduced annuity benefit at any earlier age after separation from service, and (with spousal consent) may elect a lump sum payment of their PPAP account balance.

 Supplemental Personal Pension Account Plan

  The Corporation's Supplemental Personal Pension Account Plan ("Supplemental PPAP") was adopted to permit the payment of supplemental benefits to employees whose annual benefits upon retirement under the PPAP would exceed those permitted by the Internal Revenue Code. The Supplemental PPAP provides that if the amount of the annual retirement benefit that would otherwise be payable under the PPAP to a person who has completed five or more years of vesting service is limited by reason of compliance with the Internal Revenue Code, such person shall be entitled to a supplemental benefit equal to the difference between the benefit such person receives under the PPAP and the benefit such person would have received if such limitation had not been included. The benefit is payable from the general assets of the Corporation.

 Estimated Annual Benefits Payable to Executive Officers

  The following table provides the estimated annual benefits (including any Supplemental PPAP benefits) payable for life, beginning at normal retirement age (65), for the covered executive officers named in the Summary Compensation Table based on each officer's service to the Corporation through December 31, 1997, and with projected interest credits on cash balances estimated at a rate of 6.46% per annum.

                                                       YEAR OF      ESTIMATED
            NAME                                    65TH BIRTHDAY ANNUAL BENEFIT
      ----------------                              ------------- --------------
      Verne G. Istock..............................     2005         $902,553
      Thomas H. Jeffs II...........................     2003          840,873
      Scott P. Marks, Jr...........................     2011          195,381
      David J. Vitale..............................     2011          627,338
      Andrew J. Paine, Jr..........................     2002          455,314

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

  Mr. Marks resigned as an officer of the Corporation effective December 31, 1997. The Corporation entered into an agreement with Mr. Marks in November 1997 which provided that he would continue to receive his current salary, payable bi-weekly at an annual rate of $440,000, through March 31, 1998; he would be eligible to receive a bonus for 1997 in full; he would receive office space, secretarial support and parking through March 31, 1998; and he would continue to be treated as an employee on an unpaid leave of absence through June 30, 1998, which would extend his eligibility (i) for benefits under the Corporation's medical plan and (ii) to vest in restricted and performance shares and to exercise stock options previously granted to him.

  Executive Officer Separation Plan. The Corporation has adopted an Executive Officer Separation Plan for its Executive Vice Presidents and higher level officers, effective December 1, 1997. If a covered officer is involuntarily terminated, excluding termination for cause, the officer must irrevocably elect, during a 30-day transition period beginning upon his initial notice of termination, either a lump sum payment option or a salary continuation option. Pursuant to the lump sum payment option, a payment equal to two times the officer's annualized base salary plus two times the officer's average annual bonus (based on the officer's prior three bonus awards) will be paid to the officer upon employment termination, which will be at the conclusion of the transition period. Pursuant to the salary continuation option, the officer's termination date will occur on the earlier of the date twelve months from the end of the transition period or the date upon which he obtains other employment elsewhere and his salary continuation ceases; the officer will continue to receive his base salary until his termination date and a lump sum equal to one year's base salary (plus any unpaid salary continuation) will be paid at the termination date; and the officer will receive one times his average bonus, to be paid at the next annual bonus cycle following the initial notice date and an additional one times average bonus paid at termination. The factors that provide the basis for calculating the payments vary over time, and, consequently, can only be determined as of the specific date upon which any such payments accrue. If the payments had been calculated as of December 31, 1997, the total of such payments, assuming selection of the lump sum payment option, to each of Messrs. Istock, Jeffs, Marks, Vitale and Paine would have been $2,923,334, $2,156,666, $1,946,666, $2,243,334 and $1,263,334.
Under either option, the officer is eligible for continuation of certain benefits until his employment termination date and is eligible to vest in awards previously granted as if he were a retiree retiring on the termination date.

  Change of Control Agreements. Change of control severance agreements are in effect between the Corporation and certain key executives (including Messrs. Istock, Jeffs, Vitale and Paine). These executive change of control agreements (the "Change of Control Agreements") were effective as of July 11, 1995, the date of the Merger Agreement, have been general obligations of the Corporation since the Merger, and provide, generally, that if, following a change of control of the Corporation (a "Change of Control"), an executive officer terminates his employment with the Corporation for any reason during the 30-day period which begins one year after the Change of Control, or if, during the three years following the Change of Control the executive's employment is terminated (other than for cause, or for other limited reasons specified in the Change of Control Agreements), or if the executive terminates employment for Good Reason (defined in the Change of Control Agreements to include a diminution of duties and responsibilities or benefits), the executive will be entitled to receive a severance payment consisting of: (a) the executive's base salary through the date of termination, (b) a proportionate bonus based upon the average bonus paid to the executive with respect to the three calendar years prior to the date the executive's employment terminates (the "Average Bonus"), (c) two and one-half times the sum of the executive's base salary and the Average Bonus, and (d) unpaid deferred compensation and vacation pay. The executive will also be entitled to a payment equal to the actuarial value of the additional service credit under the Corporation's qualified and supplemental retirement plans that the executive would have received had the executive remained employed for 30 months after the date of termination, which amount will be payable pursuant to the terms of the supplemental retirement plan. The factors that provide the basis for calculating the severance payments and additional service credit payments vary over time, and consequently can only be determined as of the specific date upon which any such payments accrue. If payments had been made at December 31, 1997, the total of such severance payments and additional service credit payments to each of Messrs. Istock, Jeffs, Marks, Vitale and Paine would have been approximately $5,182,000, $3,703,000, $3,081,000, $6,604,000 and
$2,224,000, respectively. In addition to such severance payments and additional service credit payments, the executive is entitled to continued employee welfare benefits for 30 months after his date of termination. The Corporation will also provide the executive with outplacement services, secretarial support, office space and a company car (if provided prior to the termination of employment) for one year following such termination. In addition, the Change of Control Agreements provide that in the event an executive becomes entitled to receive a severance payment, additional service credit payment and other severance benefits, and such severance payment and benefits are subject to an excise tax, the executive will become entitled to receive an additional payment in an amount such that after the payment of all income and excise taxes, the executive will be in the same after-tax position as if no excise tax has been imposed.

 TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS, STOCKHOLDERS AND ASSOCIATES

  Directors and executive officers of the Corporation and their associates were customers of, or had transactions with, the Corporation or the Corporation's banking or other subsidiaries in the ordinary course of business during 1997. Additional transactions may be expected to take place in the future. All outstanding loans to directors, executive officers and their associates, commitments and sales, purchases and placements of investment securities and other financial instruments included in such transactions, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, where applicable, as those prevailing at the time for comparable transactions with other persons, and do not involve more than normal risk of collectibility or present other unfavorable features. All other transactions described below were entered into in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other persons.

  During 1997, subsidiaries of the Corporation paid approximately $6,727,700 to Kelly Services, Inc. and its subsidiaries for the provision of temporary employment services. Terence E. Adderley, Chairman, President, Chief Executive Officer and a shareholder of Kelly Services, Inc., is a director of the Corporation.

  During 1997, subsidiaries of the Corporation paid approximately $444,300 to Group II Communications, Inc. for corporate promotional products and gift program services. Andrew J. McKenna, a director of the Corporation, is a director and shareholder of Group II Communications, Inc. Also during 1997, subsidiaries of the Corporation paid approximately $208,300 to Schwarz for office supplies. Mr. McKenna is the Chairman and Chief Executive Officer and a shareholder of Schwarz.

  During 1997, a subsidiary of the Corporation paid approximately $218,400, for rent and incidental services pursuant to leases for office space, to two real estate partnerships in which Reilly Industries, Inc. has indirect ownership interests. Thomas E. Reilly, Jr., a director of the Corporation, is the Chairman and Chief Executive Officer and a shareholder of Reilly Industries, Inc.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors recommends that the stockholders ratify the appointment by the Audit Committee of the Board of Directors of Arthur Andersen LLP as independent public accountants for the Corporation for the year 1998.

  Arthur Andersen LLP has served as independent public accountants for the Corporation since 1995 and had served as the independent public accountants for First Chicago since First Chicago commenced operations in 1969. Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions presented at the Annual Meeting.

  In the event the appointment of Arthur Andersen LLP is not ratified by the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, the appointment of independent public accountants will be reconsidered by the Audit Committee of the Board of Directors.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS.

                              STOCKHOLDER PROPOSAL

  The Corporation has been advised that Mr. John J. Gilbert, 29 East 64th Street, New York, New York 10021-7043, President of the Ruffy Corporation, owner of 362 shares of Common Stock, and Mr. Martin Glotzer, 7061 N. Kedzie, Chicago, Illinois 60645, who is the owner of 10 shares and represents a further family interest of 11 shares of Common Stock, intend to introduce the following resolution at the Annual Meeting:

    RESOLVED: The stockholders of First Chicago NBD Corporation, assembled in annual meeting in person and by proxy, hereby request that the by-laws be amended to read: Any two or more offices, may be held by the same person, except that the Chairman and President and the Corporate Secretary and the Treasurer shall not be held by the same person.

  Messrs. Gilbert and Glotzer have submitted the following statement in support of the resolution:

    Corporations are too big for any one man to hold the office of Chairman and President.

    One should be the Chairman and Chief Executive Officer and another the President and Chief Operating Officer.

    We believe splitting the job of Chairman-President, as we suggest, makes for better decentralization of management and more shareholder protection in administration of business over a long period of time.

    If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL.

  The Board of Directors believes that it is not in the best interests of the Corporation to adopt the proposed by-law provision that would require the separation of the offices of Chairman and President and the offices of Secretary and Treasurer. It is the view of the Board of Directors that it should be free to make decisions concerning officers in a manner that seems best for the Corporation at the particular point in time. The proposed by-law would, instead, require a particular structure and deprive the Board of its flexibility.

  At the present time, Mr. Istock does hold the offices of Chairman and President of the Corporation. The Corporation is a holding company that does not directly engage in any operating businesses with the public. All of the Corporation's operating businesses are carried out by separate corporations and banks that are either directly or indirectly owned by the Corporation, and Mr. Istock is not the president of any of these corporations or banks, including The First National Bank of Chicago, NBD Bank (Michigan), American National Bank and Trust Company of Chicago, FCC National Bank and NBD Bank, N.A. (Indiana). Each subsidiary has a different president who is well qualified to lead that organization. The Board of Directors believes that, with this type of organizational structure, it is appropriate for Mr. Istock, as Chief Executive Officer of the holding company, to serve at the same time as Chairman of the Board and President of the holding company. The proposed by-law amendment would, therefore, prevent the Board of Directors from exercising its best judgment regarding the Corporation's management structure.

  For these reasons, the Board of Directors recommends a vote AGAINST the stockholder proposal.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

  Any proposal that a holder of Common Stock intends to present at next year's Annual Meeting of Stockholders must be received by the Corporation, at the address appearing on the first page of this proxy statement, no later than November 27, 1998, in order to be included in the proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

  As of the date of this proxy statement, the Board of Directors of the Corporation does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Stockholders. If other proper matters, however, should come before the Annual Meeting or any adjournment thereof, the persons named in the enclosed proxy intend to vote the shares represented by them in accordance with their best judgment in respect to any such matters.

                                 MISCELLANEOUS

  The cost of soliciting proxies will be borne by the Corporation. The solicitation will be primarily by mail. In addition to the use of the mail, some of the officers, directors and regular employees of the Corporation and its subsidiaries may solicit proxies by telephone, telegram or personal interview without additional remuneration therefor. The Corporation intends to reimburse banks, brokerage houses and other institutions, custodians, nominees and fiduciaries for reasonable expenses in forwarding proxy material to their principals.

  Stockholders are urged to sign and date the enclosed proxy and return it as promptly as possible in the envelope enclosed for that purpose. Stockholders of record can also give proxies by calling a toll-free telephone number or by using the Internet. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. The Corporation has been advised by counsel that the procedures that have been put in place are consistent with the requirements of applicable law. Specific instructions for stockholders of record who wish to use the telephone or Internet voting procedures are included with the enclosed proxy card.

  Properly executed proxies will be voted in accordance with stockholders' directions. If no directions are given, proxies will be voted for the election of directors and, with respect to each other matter scheduled for consideration at the Annual Meeting, in accordance with the recommendations of the Board of Directors as set forth in this proxy statement. The proxy does not affect the right to vote in person at the Annual Meeting and may be revoked at any time prior to the voting at the meeting by submitting a later dated proxy (including a proxy via telephone or the Internet) or by giving written notice of such revocation to the Secretary of the Corporation.

                                             By order of the Board of
                                             Directors,


March 27, 1998                                    Sherman I. Goldberg
                                                  Secretary

                         FIRST CHICAGO NBD CORPORATION

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF STOCKHOLDERS, MAY 8, 1998

PROXY

     The undersigned hereby appoints Willard A. Valpey and Walter C. Watkins, Jr. and each of them, as proxies, with full power of substitution, to represent the undersigned and to vote all shares of stock of First Chicago NBD Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on May 8, 1998, and any adjournments thereof, upon all matters that may properly come before the Meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of directors, FOR the ratification of the appointment of independent public accountants and AGAINST the stockholder proposal.

     This card also provides voting instructions for any shares held in the Corporation's dividend reinvestment and stock purchase plan.

     Your vote for the election of the Class III Directors may be indicated on the other side. The nominees are--1. Adderley, 2. Baker, 3. Crown, 4. Jeffs, 5. Manoogian and 6. Thomas.

     Please date and sign on the reverse side and return promptly in the enclosed business reply envelope.

     If you do not sign and return a proxy, or vote your shares over the telephone or the Internet, or attend the meeting and vote by ballot, your shares
cannot be voted.                                                     -----------
                                                                     SEE REVERSE
                                                                        SIDE
                                                                     -----------
--------------------------------------------------------------------------------
                            [FOLD AND DETACH HERE]


                            Dividend Direct Deposit

     First Chicago NBD offers common stockholders the convenience of having dividends electronically deposited without charge into their checking, savings or money market account at most U.S. financial institutions. To obtain an enrollment card, contact First Chicago Trust Company of New York at (800) 446-2617.

Dividend Reinvestment and Stock Purchase Plan

     Stockholders can increase their ownership in the Corporation without brokerage commissions or service fees through the Dividend Reinvestment and Stock Purchase Plan. For a prospectus and an enrollment card, contact First Chicago Trust Company of New York at (800) 446-2617.

[X]  Please mark your                                                       6777
     vote as in this
     example.

     This proxy when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors, FOR proposal 2 and AGAINST proposal 3.

--------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR proposal 2 and AGAINST proposal 3.
--------------------------------------------------------------------------------
                                                   FOR     WITHHELD
1.   Election of Directors (see reverse)           [_]       [_]

Except vote withheld from the following nominee(s):

---------------------------------------------------

                                                   FOR     AGAINST     ABSTAIN
2.   Ratification of the appointment of            [_]       [_]         [_]
     Independent Public Accountants.

                                                   FOR     AGAINST     ABSTAIN
3.   Stockholder Proposal - Dual Executive         [_]       [_]         [_]
     Offices.

--------------------------------------------------------------------------------

                                    The signer hereby revokes all proxies
                                    heretofore given by the signer to vote at said meeting or any adjournments thereof.

                                    Please sign exactly as name appears hereon.
                                    Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                                    --------------------------------------------

                                    --------------------------------------------
                                    SIGNATURE(S)                    DATE
--------------------------------------------------------------------------------
                            [FOLD AND DETACH HERE]


                     IMPORTANT: PLEASE VOTE AND SIGN YOUR
                 PROXY AND RETURN IT IN THE ENVELOPE PROVIDED

                         FIRST CHICAGO NBD CORPORATION
                        Annual Meeting of Stockholders
                                  May 8, 1998
                       9:30 A.M. (Eastern Daylight Time)
                            Auditorium, Staff Floor
                                   NBD Bank
                              611 Woodward Avenue
                               Detroit, Michigan

First Chicago NBD common stockholders can now vote their shares either over the telephone or the Internet. This eliminates the need to return the proxy card.

To vote your shares over the telephone or the Internet you must have your proxy card and SSN available. The series of numbers that appear in the box above must be used to access the system.

1.   To vote over the telephone:
          On a touch-tone telephone call 1-800-OK2-VOTE (1-800-652-8683) 24 hours a day, 7 days a week.

2.   To vote over the Internet:
          Log on to the Internet and go to the web site http://www.vote-by-net.com

Your vote over the telephone or the Internet authorizes the named proxies in the same manner as if you marked, signed, dated and returned your proxy card.

If you choose to vote your shares over the telephone or the Internet, there is no need for you to mail back your proxy card.